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                                                                      EXHIBIT 99




                  GREENWOOD TRUST COMPANY RENAMED DISCOVER BANK


     Riverwoods, Illinois, August 1, 2000 . . . Greenwood Trust Company, the Delaware state-chartered, FDIC-insured bank that issues the Discover(R) Card, announced today that it is changing its name to Discover Bank. The name change went into effect on August 1, 2000.
     "This change is a progressive step to better align the name of the bank with its primary activity, issuance of the Discover Card," said Nathan Hill, president and chief operating officer, Greenwood Trust Company. "We consider ourselves to be an integral part of the Delaware community and honored to continue to provide the community with the best in banking services."
     Since 1986, Greenwood Trust Company has provided banking and financial services to the community of Delaware. The name change will have no impact on the bank's Discover Cardmembers or depositors. Although new materials will have the Discover Bank name, depositors can continue to use checks and deposit slips that have the Greenwood Trust Company name after August 1.
     Discover Financial Services, a business unit of Morgan Stanley Dean Witter & Co., operates the Discover Card brands with more than 50 million Cardmembers and the Discover Business Services network. Discover Business Services is the largest independent credit card network in the United States with more than 3.6 million merchant and cash access locations.